Exhibit 99.1

Lionsgate Announces Quarterly Cash Dividend of $0.05 Per Common Share

SANTA MONICA, CA, and VANCOUVER, BC, March 17, 2014 - Lionsgate’s (NYSE: LGF) Board of Directors has declared another quarterly cash dividend of five cents ($0.05) per common share, the Company announced today.  The dividend is payable on May 30, 2014 to shareholders of record at the close of business on March 31, 2014.

ABOUT LIONSGATE

Lionsgate is a leading global entertainment company with a strong and diversified presence in motion picture production and distribution, television programming and syndication, home entertainment, family entertainment, digital distribution, new channel platforms and international distribution and sales. Lionsgate currently has 34 television shows on 22 networks spanning its primetime production, distribution and syndication businesses, including such critically-acclaimed hits as the multiple Emmy Award-winning Mad Men and Nurse Jackie, the comedy Anger Management, the network series Nashville, the syndication success The Wendy Williams Show and the critically-acclaimed series Orange is the New Black.

Its feature film business has been fueled by such recent successes as the blockbuster first two installments of The Hunger Games franchise, The Hunger Games and The Hunger Games: Catching Fire, A Madea Christmas, Now You See Me, Kevin Hart: Let Me Explain, Warm Bodies, The Expendables 2, The Possession, Sinister, Roadside Attractions' Mud and Pantelion Films' breakout hit Instructions Not Included, the highest-grossing Spanish-language film ever released in the U.S.

Lionsgate's home entertainment business is an industry leader in box office-to-DVD and box office-to-VOD revenue conversion rate. Lionsgate handles a prestigious and prolific library of approximately 15,000 motion picture and television titles that is an important source of recurring revenue and serves as the foundation for the growth of the Company's core businesses. The Lionsgate and Summit brands remain synonymous with original, daring, quality entertainment in markets around the world.

www.lionsgate.com

For further information, please contact:
Peter D. Wilkes
310-255-3726
pwilkes@lionsgate.com

The matters discussed in this press release include forward-looking statements, including those regarding the performance of future fiscal years. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including the substantial investment of capital required to produce and market films and television series, increased costs for producing and marketing feature films and television series, budget overruns, limitations imposed by our credit facility and notes, unpredictability of the commercial success of our motion pictures and television programming, the cost of defending our intellectual property, difficulties in integrating acquired businesses, risks related to our acquisition strategy and integration of acquired businesses, the effects of disposition of businesses or assets, technological changes and other trends affecting the entertainment industry, and the risk factors as set forth in Lionsgate's Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the "SEC") on May 30, 2013, as amended in Lionsgate's Quarterly Report on Form 10-Q filed with the SEC on February 6, 2014, which risk factors are incorporated herein by reference. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.